UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 20, 2009

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

1000 Louisiana Street Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On May 20, 2009, Carrizo Oil & Gas, Inc. (the “Company”) entered into the Tenth Amendment (the “Tenth Amendment”) to the Credit Agreement dated as of May 25, 2006 among the Company, certain subsidiaries of the Company, the lenders party thereto and Guaranty Bank (“Guaranty Bank”), as administrative agent (the “Credit Agreement”).

Pursuant to the Tenth Amendment, Wells Fargo Bank, N.A. (“Wells Fargo”) replaced Guaranty Bank as administrative agent and issuing bank under the Credit Agreement.  In connection with the Tenth Amendment, Guaranty Bank reduced its individual commitment under the Credit Agreement by assigning to Wells Fargo $50 million of its commitment.

The Tenth Amendment also amended the Credit Agreement to, among other things, (1) provide that the aggregate notional volume of oil and natural gas subject to swap agreements may not exceed 80% of “forecasted production from proved producing reserves,” as that term is defined in the Credit Agreement, for any month, (2) remove a provision that limited the maximum duration of swap agreements permitted under the Credit Agreement to five years, and (3) provide that the aggregate notional amount under interest rate swap agreements may not exceed the amount of borrowings then outstanding under the Credit Agreement.

The foregoing description of the Tenth Amendment is not complete and is qualified by reference to the complete document, which is filed as an exhibit to this Current Report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit                                Description

10.1
Tenth Amendment to Credit Agreement dated as of May 20, 2009 among Carrizo Oil & Gas, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, Guaranty Bank, as resigning administrative agent and as resigning issuing bank, and Wells Fargo Bank, N.A., as successor administrative agent and as successor issuing bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:       /s/Paul F. Boling
Name:  Paul F. Boling
Title:     Vice President and Chief Financial Officer

Date:  May 27, 2009

Exhibit Index

Exhibit                                Description

10.1
Tenth Amendment to Credit Agreement dated as of May 20, 2009 among Carrizo Oil & Gas, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, Guaranty Bank, as resigning administrative agent and as resigning issuing bank, and Wells Fargo Bank, N.A., as successor administrative agent and as successor issuing bank.